Exhibit 1

VISIUM TECHNOLOGIES, INC, (a Florida Corporation)

OFFERING OF THREE (3) SERIES AA CONVERTIBLE PREFERRED SHARES

Dated: Tuesday, March 31, 2026

PRIVATE PLACEMENT MEMORANDUM – PPM-1 VISIUM TECHNOLOGIES, INC.
OFFERING OF THREE (3) SHARES OF SERIES AA CONVERTIBLE PREFERRED STOCK

Issuer: **Visium Technologies, Inc. a Florida corporation ("Visium," the "Company," or "VISM") 4094 Majestic Lane, Suite 360 Fairfax, Virginia 22033**

Offering: The Company is privately offering and selling exactly three (3) shares of Series AA Convertible Preferred Stock (the "Series AA Preferred Shares" or the "Shares") at a purchase price of $100,000.00 per share, for an aggregate purchase price of $300,000.00 in cash, payable at Closing.

Purchaser: PT SMART GREEN TECHNOLOGIES

Belleza, Lt 1 SA 11A & 1 SA 11B, Jl. Letjen Soepeno

Nomor 34, Jakarta Selatan, 12210, Indonesia

#1404250090169

(an Indonesia limited liability entity controlled by Dr. Niclas Adler (or his designee).

Exemption Relied Upon: This offering is being made solely to an accredited investor pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D. The Shares have not been and will not be registered with the U.S. Securities and Exchange Commission.

SUMMARY OF THE OFFERING

The Company will issue exactly three (3) Series AA Preferred Shares to the Purchaser for $300,000 cash at the Closing of the proposed ConnexUS AI Inc. acquisition referenced in the LOI.

USE OF PROCEEDS

The $300,000 cash will be used for general corporate purposes, including but not limited to satisfying conditions precedent to the ConnexUS acquisition Closing, payment of outstanding liabilities identified in the LOI, and working capital.

DESCRIPTION OF THE SERIES AA CONVERTIBLE PREFERRED STOCK

(These terms are taken verbatim from Section 3 of the LOI and will be formalized in the Articles of Amendment filed with the Florida Secretary of State prior to Closing.) Visium will amend its Articles of Incorporation to increase the authorized shares of Series AA Convertible Preferred Stock from 1 share to 99 shares authorized.

The Series AA Preferred Shares will carry pari passu aggregate voting rights equal to 51% of all common share votes on all shareholder matters, distributed pro rata among the issued and outstanding Series AA shares.

Designation and Aggregate Voting Power: The Series AA Preferred is designated as a super- voting class, with the entire class entitled to 51% of the total votes on all matters requiring shareholder approval (e.g., director elections, mergers, amendments to governing documents). This power is pooled with common stock votes but scaled to maintain absolute 51% control for the AA class.

Pro Rata Distribution: Voting rights are distributed proportionally (pari passu) among issued and outstanding Series AA shares based on the total number issued. For example: • If 1 share is issued (current structure), the holder receives 51% of total votes. • If 100 shares are issued, each share receives 0.51% of total votes (aggregating to 51%).

Calculation Formula: Let C = total votes from common stock (~455 million shares outstanding per February 2026 cap table, 1 vote per share). Let V = total Series AA votes. Then $V = (0.51 / 0.49) \times C \approx 1.0408 \times C$. Each Series AA share receives V / S votes, where S = number of issued Series AA shares. Votes auto-adjust dynamically with changes in common shares (e.g., issuances, conversions).

Scope: Applies to all shareholder matters under Bylaws Article II (e.g., annual meetings, written consents) and Fla. Stat. § 607.0725 (majority approval). Series AA can satisfy quorum (51% of voting rights) and enables unilateral action via consent (Bylaws Article II, Section 5).

Limitations: No voting on impairments to Series AA's own rights without class consent (Fla. Stat. § 607.1004). The Series AA Preferred is convertible to common stock, but voting power is independent of conversion ratios.

Governance Implications (as stated in the LOI): This structure facilitates shared control postissuance (e.g., Mark Lucky retains ~51% of class votes with one AA share issued. When 4 AA shares are issued and outstanding, three AA owned by Adler, Adler would have majority of the AA class and vote overall majority, aligning with board reconstitution while protecting against any hostile actions).

These mechanics will be formalized in the Articles of Amendment filed with the Florida Secretary of State pre-Closing.

The Series AA Preferred Shares shall have such other rights, preferences, and privileges as are set forth in the Articles of Amendment and the Subscription Agreement.

RISK FACTORS

(Partial list – every accredited investor must read and acknowledge these)

1. The Shares are illiquid; there is no public market and none is expected.
2. The Company is in the process of a material acquisition and has legacy liabilities (see LOI Sections 5 and 6).
3. The super-voting structure gives the majority of Series AA holders effective control; future dilution or amendments could affect value.
4. This offering has not been reviewed or approved by the SEC or any state regulator.
5. The Purchaser must be an accredited investor; any misrepresentation is a federal felony.

CLOSING CONDITIONS

Closing is conditioned upon:

• Execution of the Definitive Agreement and all ancillary documents referenced in the LOI.

• Filing and acceptance of the Articles of Amendment for Series AA Preferred.

• Delivery of this PPM-1 and a fully executed Subscription Agreement.

• Satisfaction of all LOI conditions precedent.

2

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SUBSCRIPTION PROCEDURE

The Purchaser must:

1. Execute the attached Subscription Agreement
2. Wire $300,000 to the Company's bank account designated in the Subscription Agreement.
3. Deliver evidence of accredited-investor letter status.

All representations and warranties in the Subscription Agreement survive Closing.

THIS PPM DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION IN ANY JURISDICTION WHERE UNLAWFUL.

If you have any questions, contact the Company's counsel (to be designated). Do not call me - I enforce the rules, I do not give legal advice.

Visium [illegible]

By: Mark Lucky

Name: Mark Lucky

Title: Chief Executive Officer

Date: March 28, 2026

ACCEPTANCE The undersigned purchaser hereby acknowledges receipt of this PPM-1, confirms it has read and understands every term (especially the 51% super-voting mechanics copied verbatim from the LOI), and agrees to purchase the three Series AA Preferred Shares on the exact terms set forth above.

PT SMART GREEN TECHNOLOGIES

By:

Name: Title: PRESIDENT COMMISSIONER

Date: 28 MARCH, 2026

EXHIBIT A – SUBSCRIPTION AGREEMENT (To be executed and returned with the wire)

SUBSCRIPTION AGREEMENT FOR SERIES AA CONVERTIBLE PREFERRED STOCK

This Subscription Agreement (this "Agreement") is made as of March 28, 2026, by and between Visium Technologies, Inc., a Florida corporation (the "Company"), PT SMART GREEN TECHNOLOGIES

and, an Indonesia limited liability entity controlled by Dr. Niclas Adler (the "Subscriber").

Recitals A. The Company is conducting a private placement of exactly three (3) shares of its Series AA Convertible Preferred Stock (the "Shares") pursuant to the Private Placement Memorandum dated March 16, 2026 (the "PPM-1"), which is incorporated herein by reference in its entirety. B. The Shares carry the exact rights, preferences, and super-voting control mechanics described in Section 3 of the Visium–ConnexUS LOI dated March 12, 2026 (51% aggregate voting power on all shareholder matters, distributed pro rata, with the precise calculation formula set forth therein). C. The Subscriber desires to purchase the Shares on the terms and conditions set forth below. Agreement

1. Subscription. The Subscriber hereby irrevocably subscribes for and agrees to purchase three (3) Shares of Series AA Convertible Preferred Stock at a price of $100,000.00 per share, for an aggregate purchase price of US$300,000.00 (the "Purchase Price").
2. Payment. The Subscriber shall deliver the Purchase Price in immediately available U.S. dollars by wire transfer strictly in accordance with the Wiring Instructions attached as Exhibit B to the PPM-1. No other payment method is permitted.
3. Representations and Warranties of the Subscriber (each of which survives Closing): (a) The Subscriber is an "accredited investor" within the meaning of Rule 501(a) of Regulation D. (b) The Subscriber has received, read, and fully understands the PPM-1, including the verbatim description of the Series AA super-voting rights (51% aggregate control, pro-rata distribution, dynamic adjustment formula, and governance implications) taken directly from LOI Section 3. (c) The Shares are being acquired for the Subscriber's own account for investment only, not with a view to resale or distribution in violation of the Securities Act. (d) The Subscriber understands the illiquidity, control implications, and risks of the Shares, including the pending ConnexUS acquisition and legacy liabilities disclosed in the LOI. (e) The Subscriber has had the opportunity to ask questions and has received all information necessary to make an informed decision.
4. Company Representations. The Company represents that: (a) The Articles of Amendment increasing the authorized Series AA shares to 99 and codifying the exact 51% super-voting mechanics will be filed with the Florida Division of Corporations prior to Closing. (b) Closing will occur concurrently with the ConnexUS Closing referenced in the LOI, subject to all conditions precedent being satisfied.
5. Closing. Closing shall take place upon receipt of the wired funds, execution of all ancillary documents, and satisfaction of the LOI conditions. At Closing the Company will deliver a certificate representing the three Shares.
6. Governing Law. This Agreement shall be governed by the laws of the State of Florida. Venue shall lie exclusively in the state or federal courts located in Palm Beach County, Florida or the appropriate Florida court.
7. Indemnification and Survival. All representations, warranties, and covenants survive Closing. The Subscriber agrees to indemnify the Company for any breach of its representations.

IN WITNESS WHEREOF, the parties execute, this Agreement as of the date first above written.

VISIUM TECHNOLOGIES INC.

Mark Lucky

Name: Mark Lucky

Title: Chief Executive Officer

SUBSCRIBER PT SMART GREEN TECHNOLOGIES

By:

Name: MICAH ADLER

(Authorized Signatory)

Title: PRESIDENT COMMISSIONER

Date: 28 MARCH, 2026

EXHIBIT B – OFFICIAL WIRING INSTRUCTIONS PAGE

VISIUM TECHNOLOGIES, INC.

SERIES AA CONVERTIBLE PREFERRED STOCK –

Beneficiary Name	Visium Technologies, Inc.
Intermediary/Receiving Bank SWIFT Code:	CSBKUS33
Intermediary Bank Name:	SouthState Bank, N.A.
Bank:	BankSouth
ABA:	061112364
Account #:	2054955
Bank Address:	200 North East Street
	Greensboro, GA 30642
Company Address:	4094 Majestic Ln, Suite 360
	Fairfax, VA 22033

All charges for the wire shall be borne by the Subscriber

Wire only to the account and reference line shown above.

NC